a)	The date of the meeting and whether it was an annual or special meeting;

May 25, 2017 - Special Meeting of the Shareholders

b)	If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office;

N/A
c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

Shareholders of the Balanced Account voted to approve a Plan of Acquisition providing for the reorganization of the Balanced
Account into the Diversified Balanced Account. The final vote was as follows:

Affirmative Votes: 2,181,687.679 (92.219%)
Negative Votes: 55,244.039 (2.335%)
Abstained: 128,843.000 (5.446%)

d)	Describe the terms of any settlement between the registrant and any other participant (as defined in Rule14a-11 of Regulation 14A under the 1934 Act) terminating any solicitation subject to Rule
14a-11, including the cost or anticipated cost to the registrant.

N/A